BROWNING-FERRIS INDUSTRIES, INC.

                               $200,000,000
                  6.10% Senior Notes due January 15, 2003

                               $200,000,000
                 6.375% Senior Notes due January 15, 2008


                          UNDERWRITING AGREEMENT


                                                           January 11, 1996


Browning-Ferris Industries, Inc.
757 N. Eldridge
Houston, Texas  77079

Dear Sirs:

We (the "Representatives") understand that Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its 6.10% Senior Notes due January 15, 2003 (the 2003 Notes ) and $200,000,000 aggregate principal amount of its 6.375% Senior Notes due January 15, 2008 (the 2008 Notes ) (the "Underwritten Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the principal amounts of 2003 Notes and 2008 Notes set forth below opposite their respective names at 99.252% and 99.184%, respectively, of the principal amounts thereof, together in each case with accrued interest, if any, thereon from January 17, 1996, to the Delivery Date:


                                       Principal Amount
                               -------------------------------
Underwriter                    2003 Notes          2008 Notes
--------------------------     -------------   ----------------
J.P. Morgan
     Securities Inc. . . . .   $  40,000,000   $  40,000,000
CS First Boston
     Corporation . . . . . .      40,000,000      40,000,000
Goldman, Sachs & Co. . . . .      40,000,000      40,000,000
Lehman Brothers Inc. . . . .      40,000,000      40,000,000
Morgan Stanley & Co.
  Incorporated . . . . . . .      40,000,000      40,000,000
                                ------------    ------------
     Total . . . . . . . . .    $200,000,000    $200,000,000
                                ============    ============

The Underwritten Securities shall be issued under the Restated Indenture, dated as of September 1, 1991, as amended (the "Indenture"), between the Company and Texas Commerce Bank National Association, as Trustee (successor to First City, Texas--Houston, National Association, formerly First City National Bank of Houston) (the "Trustee") and shall have the following terms:

     Maturity:  2003 Notes, January 15, 2003; 2008 Notes, January
     15, 2008.

     Interest rate:  2003 Notes, 6.10% per annum; 2008 Notes,
     6.375% per annum.

     Interest payment dates: January 15 and July 15 of each year, commencing July 15, 1996.

     Redemption provisions: There are no redemption provisions applicable to the Underwritten Securities.

     Sinking fund provisions: There are no sinking fund provisions applicable to the Underwritten Securities.

     Other terms: The satisfaction, discharge and defeasance provisions specified in Section 403 of the Indenture pursuant to which the Underwritten Securities shall be issued shall be applicable to the Underwritten Securities. In no event, however, will the Company effect such a satisfaction, discharge and defeasance unless it delivers to the Trustee an opinion of counsel to the effect that the holders of the Underwritten Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that such defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments on the Underwritten Securities. (Such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date hereof, since such a result would not occur under current tax law.)

     Delivery Date: January 17, 1996 (the third business date following the date of this Underwriting Agreement).

     Underwriting discounts and commission: 2003 Notes, .625% of the principal amount; 2008 Notes, .675% of the principal amount.

     Public offering price: 99.877% of the principal amount of the 2003 Notes and 99.859% of the principal amount of the 2008
     Notes, plus in each case accrued interest, if any, from January 17, 1996 to the Delivery Date.

     Purchase price: 99.252% of the principal amount of the 2003 Notes and 99.184% of the principal amount of the 2008 Notes, plus in each case accrued interest, if any, from January 17, 1996 to the Delivery Date (payable in same-day funds).

     Arrangements, if any, with respect to Delayed Delivery
     Contracts:  None

     Information in Prospectus which has been furnished by Underwriters for inclusion therein: The information on the cover page of the Prospectus relating to the price to the public and underwriting discounts and commissions and the information set forth under the caption "Underwriting".

     Other terms and conditions: All references to "Registration Statement" in this Underwriting Agreement and in the Underwriting Agreement Provisions attached hereto as Exhibit A (the "Underwriting Agreement Provisions") shall mean the Registration Statement on Form S-3 (No. 33-65055) filed with the Securities and Exchange Commission on December 15, 1995 (including all documents incorporated by reference), as amended or supplemented at the date of the Underwriting Agreement.

Similarly, all references to "Preliminary Prospectus" in this Underwriting Agreement and in the Underwriting Agreement Provisions shall mean each prospectus (including all documents incorporated therein by reference) included in the Registration Statement, or amendments or supplements thereof, before each became effective under the Act, including any prospectus filed with the Commission pursuant to Rule 424(a) of the Rules and Regulations.

The letter of Arthur Andersen & Co. referred to in Section 10(f) of the Underwriting Agreement Provisions shall be dated the Delivery
Date, and the "subsequent specified date" referred to in
Section 10(f)(iii)(B) of the Underwriting Agreement Provisions shall be January 12, 1996.

All the provisions contained in Exhibit A to Exhibit 1(b) to the Company's Registration Statement on Form S-3 (No. 33-51879) entitled "Browning-Ferris Industries, Inc. Debt
Securities Underwriting Agreement Provisions", as modified by the terms and provisions set forth above, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Underwriting Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer no later than 7:00 o'clock P.M. on January 11, 1996, by signing a copy of this Underwriting Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

"We hereby accept your offer, set forth in the Underwriting
Agreement, dated January 11, 1996, to purchase the Underwritten
Securities on the terms set forth therein."

                         Very truly yours,

                         J.P. MORGAN SECURITIES INC.
                         CS FIRST BOSTON CORPORATION
                         GOLDMAN, SACHS & CO.
                         LEHMAN BROTHERS INC.
                         MORGAN STANLEY & CO. INCORPORATED
                         As Representatives of the Underwriters


                         By:  J. P. MORGAN SECURITIES INC.

                              /s/ Thomas Hagerstrom
                         By:____________________________
                              Thomas Hagerstrom
                              Vice President


Accepted:

BROWNING-FERRIS INDUSTRIES, INC.

    /s/ Jeffrey E. Curtiss
By: _________________________________
     Jeffrey E. Curtiss
     Senior Vice President and
     Chief Financial Officer